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                              EMPLOYMENT AGREEMENT


     This is an agreement dated as of November 1, 1996 setting forth the terms on which Continental Health Affiliates, Inc. (the "Company"), a Delaware corporation, will employ Jack Rosen (the "Employee") during the Employment Period described below, which terms are as follows:
         1. EMPLOYMENT OF EMPLOYEE. The Company will employ the Employee during the Employment Period described in Paragraph 2 to serve as the Chief Executive Office of the Company and of any of its subsidiaries (including Infu-Tech, Inc.) which are specified by the Board of Directors of the Company. Except as provided in Paragraph 13, the Employee will devote the substantial portion of his working time during the Employment Period to his duties in that capacity or those capacities. The Employee also will, if elected to do so, serve on the Board of Directors of the Company and on the Boards of Directors of some or all of its subsidiaries.
         2. EMPLOYMENT PERIOD. The period during which the Employee will be employed under this Agreement (the "Employment Period") will, except as provided in Paragraph 8, be the period which begins on November 1, 1996 and ends on and includes July 31, 2000.
         3. SALARY. During the Employment Period, the Employee will receive a salary at the rate of $400,000 per full year (including any sums paid by subsidiaries of the Company). This salary will be paid in equal installments at least as frequently as the Company pays salary installments at least as frequently as the Company pays


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salary installments to its senior executives generally, and in any event not less frequently than once each month. Nothing herein shall be construed to prevent the Board of Directors from reconsidering the rate of salary (but not less than the current salary) in light of future circumstances.
         4.       BONUSES.
                  (a) Promptly after the Company completes its consolidated financial statements for each fiscal year which ends during the Employment Period, the Company will pay the Employee a bonus equal to 2% of the consolidated net income before provision for income taxes of the Company and its subsidiaries during that fiscal year as shown on its consolidated financial statements.
                  (b) On or before each June 30 during the Employment Period, the Company will pay the Employee a bonus equal to (i) 2% of the amount, if any, by which the market value of the Company's Common Stock on the last trading day in the immediately preceding May is greater than the higher of (A) 300% of the market value of the Company's Common Stock on May 31, 1995 or (B) the highest market value of the Company's Common Stock on any prior last trading day in May during the Employment Period, minus (ii) any bonus the Employee receives from a subsidiary of the Company based upon the market price of that subsidiary's stock on a date within 12 months prior to the date the bonus is paid under this Paragraph. For the purposes of this Agreement, the "market value of the Company's Common Stock" on any day will be (x) the average of the last reported sale price of the Common Stock in the principal

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market on which the Common Stock is traded on each of the preceding 20 days on which there is trading in that market, or if actual sale prices are not reported for transactions in that market, the mean of the high bid and low asked prices of the Common Stock on each of those 20 days, times (y) the number of shares of Common Stock which are outstanding on May 31, 1995.
         5. ADDITIONAL BENEFITS. The Employee will be entitled to participate in all insurance, health, retirement and other benefit plans which are available generally to senior executives of the Company. The Board of Directors of the Company may, in addition, award stock options or other incentives to the Employee under incentive plans adopted by the Company for its senior executives or key employees.
         6. VACATIONS. The Employee will be entitled to vacations in accordance with the Company's vacation policy in effect from time to time with respect to senior executive officers generally.
         7. AUTOMOBILE. The Company will provide the Employee with the use of an automobile, commensurate with the Employee's position with the Company, in connection with the Employee's activities on behalf of the Company.
         8. TERMINATION OF AGREEMENT. The Company will have the option to terminate the term of this Agreement, and the Employment Period, by giving a Notice of Termination to the Employee after any of the following occurs:
                  (1) The Employee fails in any material respect to perform his duties under this Agreement, or to fulfill in a

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         material respect any other of his obligations under this Agreement, and that failure continues for more than 60 days after notice from the Company or its Board of Directors.
                  (2) The Employee dies.
                  (3) The Employee is unable to perform his duties under this Agreement because of physical or mental disability for a period of more than 120 consecutive days or for a period of more than 200 days during a period of 12 months.
                  (4) The Employee is convicted of a felony related to the Employee's activities as an employee of the Company, related to the Employee's relationship with the Company or otherwise involving the Company.
If the Company delivers Notice of Termination to the Employee, the term of this Agreement, and the Employment Period, will terminate on a date specified in the Notice of Termination, which may be the day the Notice of Termination is given. After the date on which the term of this Agreement is terminated under this Paragraph, neither the Company nor the Employee will have any further rights or obligations under this Agreement, except that (i) the Company will be required to pay, to the extent it has not already done so, the Employee's salary and bonuses specified in Paragraphs 3 and 4 through the date this Agreement terminates, and (ii) the Employee will continue to be bound by the provisions of Paragraphs 9, 10 and 11.



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         9. AGREEMENT NOT TO COMPETE. The Employee will not at any time prior to July 31, 2000 (even if the term of this Agreement terminates before that date) engage on behalf of anyone other than the Company and its subsidiaries, whether as an employee, a shareholder, a partner, a consultant or otherwise, in any business which provides or offers services substantially similar to those which the Company or any of its subsidiaries is at the time providing or offering, or actively preparing to provide or offer, in any state in which the Company is, or is actively preparing to become, engaged in that business, except that (i) nothing in this Paragraph will prevent the Employee from engaging after the term of this Agreement terminates in any business in which the Company is not engaged, or actively preparing to engage, on the date the term of this Agreement terminates, and (ii) nothing in this Paragraph will prevent the Employee from owning less than 1% of the outstanding stock of any publicly traded corporation, which competes with, or whose business(es) primarily compete with, or provide or offer services substantially similar to those provided or offered by the Company.
         10. CONFIDENTIAL INFORMATION. The Employee agrees to keep confidential, during the term of this Agreement and for at least two years after the term of this Agreement terminates, all information about the Company or its subsidiaries which the Company or any of its subsidiaries treat as confidential, including, but not limited to, information about customers, marketing plans,


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marketing techniques and possible new products or services, except that the
Employee will not be required to keep particular items of information confidential after those items of information become generally available to the public without a breach by the Employee of the Employee's obligations under this Paragraph.
         11. RIGHT TO INJUNCTIVE RELIEF. The Employee acknowledges that the Company will suffer irreparable harm, which cannot readily be measured in monetary terms, if the Employee breaches his obligations under Paragraph 9 or Paragraph 10. Therefore, the Employee agrees that the Company will be entitled to obtain injunctive relief against any breach or threatened breach by the Employee of his obligations under either of those Paragraphs. That injunctive relief will be in addition to any other relief to which the Company or any of its subsidiaries may be entitled.
         12. CHANGE OF FUNCTION. Because the Employee's bonus under Paragraph 4 is dependent on the performance of the Company and its subsidiaries and the Employee's ability to influence that performance would be substantially affected by the Employee's ceasing to function as the Chief Executive Officer of the Company, if at any time during the term of this Agreement the Employee ceases due to action (including a request for the Employee's resignation) by the Board of Directors of the Company or by a holder of a majority of the outstanding Common Stock of the Corporation (other than a person to whom the Employee sold stock of the Company) to hold the title and to perform the functions of the


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Chief Executive Officer of the Company, the Employee will have the right (a) to elect to receive, in lieu of any damages or other relief to which the Employee might be entitled, immediate payment of (i) the entire salary to which the Employee would become entitled under Paragraph 3 if the Employee continued to be employed under this Agreement through July 31, 2000, plus (ii) the bonuses the Employee would receive under Paragraph 4(a) if the consolidated net income before provision for income taxes of the Company and its subsidiaries during each remaining calendar year which ends prior to July 31, 2000 (including the calendar year during which the Employee ceases to be the Chief Executive
Officer of the Company) exceeded the consolidated net income before provision for income taxes of those companies during the next preceding calendar year by the greater of (x) 50% or (y) $500,000, plus (iii) the bonuses the Employee would receive under Paragraph 4(b) if the market price of the Common Stock on each remaining last trading day in May which occurs prior to July 31, 2000 were 100% higher than it was on the next preceding last trading day in May, and (b) to terminate his employment with the Company without adversely affecting his right to the payment described in clause (a).
         13. PERMITTED OTHER ACTIVITIES. Nothing in Paragraph 1, Paragraph 9 or elsewhere in this Agreement will prevent the Employee from (a) making and overseeing investments in real estate and other personal investments in companies not engaged in the healthcare business or in any other business in which neither the


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Company nor any of its subsidiaries is engaged, or actively preparing to engage, at the date the Employee makes the investment, (b) continuing to own and oversee interests in nursing homes which the Employee owns at the date of this Agreement, (c) continuing to be an employee and shareholder of Infu-Tech, Inc. even if it ceases to be a subsidiary of the Company, or (d) acting as a member of governmental commissions or governmentally created advisory groups, or otherwise rendering advice to governmental officials on healthcare or other matters.
         14.      MISCELLANEOUS.
                  (a) Any notices or other communications to the Employee or to the Company under or regarding this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile transmission to the Company or the Employee, as the case may be, at the Company's principal offices, or on the third day after the day on which mailed to the Company or the Employee, as the case may be, by first class mail addressed to the Company or the Employee at the Company's principal offices, except that after the term of this Agreement terminates, any notice or other communication to the Employee will be deemed given when delivered in person or sent by facsimile transmission, or on the third day after the day on which mailed by first class mail, to the Employee at an address specified by the Employee to the Company in the manner provided in this Paragraph (or, if the Employee does not specify an address, at the Company's principal offices).


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                  (b) This Agreement is for the benefit of the Employee and the
Employee's heirs and legatees, and of the Company, its subsidiaries and their respective successor and permitted assigns. Neither the Company nor the Employee may assign any of its or his rights or obligations under this Agreement without the written consent of the other of them, except that if the Company's business is transferred substantially as an entirety to any other firm (whether through a stock sales, an asset sale, a merger or in any other manner), this Agreement, and the rights and obligations or the Company under it, may be transferred to that other firm if, but only if (i) that other firm delivers to the Employee a document in which the other firm agrees to be bound by this Agreement in the same manner, and to the same extent, as the Company and (ii) the Employee and the other firm agrees to replace the bonus described in Paragraph 4(b) with a bonus which is a reasonable substitute for that bonus.
                  (c) This Agreement will be governed by, and construed under, the laws of the State of New Jersey governing contracts made and to be performed in that State.
                  (d) This document contains the entire agreement between the Company and the Employee regarding the employment of the Employee by the Company during the Employment Period.
                  (e) This Agreement may not be amended other than by a written document signed by both the Company and the Employee.



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                  (f) This Agreement may be executed in more than one copy,
each of which will be an original, but all of which together will constitute one and the same agreement.
                  To evidence their agreement, the Company and the Employee are executing this Agreement on the date specified on the first page with the intention of being legally bound by its provisions.

                                           CONTINENTAL HEALTH AFFILIATES, INC.



                                           By: ______________________________



                                           __________________________________

                                           JACK ROSEN









EMPLAGMT\CHAJR96

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